Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

For Immediate Release

Investors Paul Massoud The Mosaic Company 813-775-4260 paul.massoud@mosaicco.com	Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

•Full year net income of $1.6 billion, adjusted EBITDA of $3.6 billion
•Accelerated Share Repurchase of $400 million to be initiated in February under the current authorization
•New $1 billion share repurchase program to immediately follow completion of the current authorization
•Regular annual dividend raised from $0.45 to $0.60 per share, beginning in the second quarter of 2022

TAMPA, FL, February 22, 2022 - The Mosaic Company (NYSE: MOS) today reported net income of $1.6 billion and earnings per share (EPS) of $4.27 for full year 2021. Adjusted EBITDA(1) for the year was $3.6 billion and adjusted EPS(1) was $5.04.
The company also reported fourth quarter net income of $665 million and EPS of $1.76. Adjusted EBITDA(1) totaled $1.2 billion for the quarter and adjusted EPS(1) was $1.95.
“Mosaic delivered record EBITDA in 2021, and we expect strong performance to continue in 2022,” said Joc O’Rourke, President and CEO. “As a result of successful investments like our new Esterhazy K3 potash mine, Mosaic Fertilizantes in Brazil, and our cost-structure transformation, we are generating tremendous value in the current environment. This has provided us with the opportunity to return significant capital to shareholders, while still investing efficiently in the business and strengthening the balance sheet."

Highlights:
•Full year revenues were up 42 percent year-over-year to $12.4 billion, as stronger pricing more than offset lower volumes. Gross margin for the year of $3.2 billion was up 200 percent from the prior year period. The gross margin rate in 2021 was 26 percent, up from 12 percent in 2020.
•Adjusted EBITDA(1) in 2021 totaled $3.6 billion, a fiscal year record, up 129 percent from 2020. Cash from operating activities totaled $2.2 billion, up 38% percent from the prior year.
•Potash operating earnings were $837 million in 2021, up 108% from 2020. Adjusted EBITDA(1) totaled $1.3 billion in 2021, up 78 percent from 2020. The accelerated ramp up of K3 is expected to be completed by the end of the first quarter, and 2022 production from the mine is expected to total 5 million tonnes. Colonsay successfully ramped up to its targeted annual run rate of approximately 1 million tonnes with cash production costs during the quarter of $85 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Phosphate operating earnings were $1.2 billion in 2021, compared to an operating loss of $147 million in 2020. Adjusted EBITDA(1) totaled $1.7 billion in 2021, up 223 percent from 2020. MicroEssentials sales volumes achieved a new record of 3.3 million tonnes, with gross margins averaging $32 per tonne higher than commodity fertilizer sales.
•Mosaic Fertilizantes operating earnings were $745 million in 2021, up 115% from the prior year. Adjusted EBITDA(1) totaled $821 million in 2021, up 74 percent from 2020. The segment exceeded its 2023 transformation EBITDA contribution target of $200 million two years ahead of schedule as a result of commercial and cost saving improvements.
•The company expects upward pricing momentum to continue, with about 85 percent of first quarter sales committed and priced. Phosphate sales volumes in the first quarter are expected to be in the range of 1.6 to 1.8 million tonnes, and potash sales volumes are expected to be in the range of 1.8 to 2.0 million tonnes. First quarter FOB realized prices for phosphates are expected to be more than $60 per tonne higher than prices realized in the fourth quarter. Potash prices in the first quarter are expected to be more than $125 per tonne higher than first quarter realized prices.
2022 Capital Allocation Strategy
Given the company's outlook, Mosaic is taking a number of steps in 2022 that illustrate its ongoing commitment to disciplined capital allocation.
•Mosaic anticipates returning the majority of free cash flow to shareholders in 2022. The company believes up to 75% of free cash flow* will be distributed to shareholders through a combination of dividends and share repurchases.
•Mosaic expects to initiate an accelerated share repurchase (ASR) of $400 million in February. Following execution of the ASR, Mosaic will have repurchased approximately $830 million under the current $1 billion authorization established in August 2021. Mosaic expects to exhaust the remaining portion of the current authorization through open market purchases. As a result, the Mosaic Board of Directors has approved the establishment of a new $1 billion share repurchase authorization, which will take effect immediately following completion of the current program.
•The Mosaic Board of Directors has also approved a regular dividend target increase to $0.60 per share annually from $0.45, beginning with the second quarter payment.(2)
•Consistent with the desire for a balance sheet reflective of investment grade metrics, Mosaic is committed to repaying the remaining $550 million in long term debt of its $1 billion goal over time.
•Mosaic has expanded the capacity of its working capital facilities by $375 million to better align with seasonal and cyclical capital requirements. Working capital demands tend to expand in rising price environments, and this move will allow for a more flexible balance sheet to manage its liquidity needs.
•Mosaic will continue to evaluate high returning projects, investing efficiently in opportunities that generate an adequate return on investment. Total capital expenditures in 2022 are expected to be $1.1 billion, down from $1.3 billion in 2021, reflecting the completion of K3.

*Free cash flow is defined as cash from operations minus total capital expenditures and adjusted for working capital financing.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2)The declarations and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on several factors, including the Company's financial performance and available cash resources.

Segment Analysis

Potash	4Q21	4Q20	2021	2020
Sales Volumes - million tonnes*	2.1	2.7	8.2	9.4
MOP Selling Price(3)	$414	$177	$285	$181
Gross Margin (GAAP) per tonne	$224	$45	$129	$50
Adjusted Gross Margin (non-GAAP) per tonne(1)	$224	$51	$134	$58
Operating Earnings - millions	$443	$95	$837	$402
Segment Adjusted EBITDA(1) - millions	$517	$179	$1,286	$722
*Tonnes = finished product tonnes
(3)Average per tonne MOP selling price (fob mine)
The Potash segment reported net sales of $2.6 billion in 2021, up from $2.0 billion in 2020, as higher pricing offset lower volumes. MOP cash costs of production, excluding brine management costs, averaged $67 per tonne, up from $56, as fixed cost absorption was negatively impacted by the June closure of Esterhazy's K1 and K2 shafts. This was partially offset by lower brine inflow cash costs of $28 million for the year, down 62% from the prior year. Brine inflow cash costs have been eliminated with the closure of K1 and K2. Gross margin per tonne was $129, up from $50 last year, and adjusted gross margin per tonne(1) rose year over year from $58 to $134, as improved pricing more than offset higher production costs.
Mosaic remains on track to complete the ramp up of K3 by the end of the first quarter of 2022, with an expected annualized run rate of 5.5 million tonnes and cash production costs in the $50's per tonne area and trending lower on a through-cycle basis. Colonsay, which was restarted in the second half of 2021, is now operating at its targeted annual run rate of 1 million tonnes. During the fourth quarter, Colonsay's cash production costs were $85 per tonne, well below its pre-idle production costs of $100 per tonne.

Phosphate	4Q21	4Q20	2021	2020
Sales Volumes - million tonnes*	1.8	2.3	7.7	8.5
DAP Selling Price(4)	$676	$363	$564	$310
Gross Margin (GAAP) per tonne	$254	$73	$170	$15
Adjusted Gross Margin (non-GAAP) per tonne(1)	$259	$73	$173	$16
Operating Earnings (Loss) - millions	$418	$134	$1,180	$(147)
Segment Adjusted EBITDA(1) - millions	$571	$266	$1,729	$536
*Tonnes = finished product tonnes
(4)Average DAP Selling Price (fob plant)

Net sales in the Phosphate segment increased to $4.9 billion in 2021, up from $3.1 billion in 2020. Sales volumes decreased from 8.5 million tonnes in 2020 to 7.7 million tonnes, reflecting the impact of Hurricane Ida in the second half of the year. This decrease was more than offset by the rise in average realized selling prices to $618 per tonne, up from $360 in 2020. Gross margin per tonne was $170 in 2021, compared to $15 in 2020, and adjusted gross margin per tonne(1) increased to $173 in 2021 from $16 in the prior year, reflecting higher prices that more than offset the impact of higher mining and conversion cost as well as elevated input prices.
MicroEssentials sales volumes in 2021 were a record 3.3 million tonnes, up from 3.1 million tonnes in 2020. The gross margin premium for MicroEssentials products over DAP was $32 per tonne for the year.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic continues to benefit from access to internally produced and attractively priced external ammonia. Realized ammonia costs in 2021 averaged $396 per tonne, much lower than the market average of $594 in 2021, and we expect similar benefits in 2022. In addition to production from Faustina, we continue to take the maximum allowable amount from our contract with CF Industries. Together, these sources account for approximately two-thirds of the segment's ammonia needs.

Mosaic Fertilizantes	4Q21	4Q20	2021	2020
Sales Volumes - million tonnes*	2.3	2.3	10.1	10.6
Finished Product Selling Price	$654	$352	$504	$330
Gross Margin (GAAP) per tonne	$95	$32	$83	$40
Adjusted Gross Margin per tonne(1)	$85	$32	$81	$40
Operating Earnings - millions	$195	$97	$745	$347
Segment Adjusted EBITDA(1) - millions	$197	$115	$821	$473
*Tonnes = finished product tonnes
Mosaic Fertilizantes reported net sales of $5.1 billion in 2021, up from $3.5 billion in the prior year, reflecting higher prices and improved market positioning. These factors led to significant improvements in gross margin per tonne, which averaged $83 in 2021, up from $40 in 2020, and offset the impact of inflationary cost pressures. The segment also benefited from $466 million in co-product sales in 2021, which were up significantly from $185 million in 2020.
Inventories in Brazil grew toward the end of the year, reflecting market pricing and a build in nutrient volumes in anticipation of meeting demand from growers in early 2022. Mosaic Fertilizantes' distribution potash inventory volumes at year end were roughly 350,000 tonnes higher than at the end of 2020, leaving the company well positioned to meet demand left unserved by supply chain constraints and shortfalls from other producers.
Other
Full-year selling, general and administrative (SG&A) expenses were $430.5 million in 2021 versus $371.5 million in 2020, primarily driven by higher incentive compensation expense.
Mosaic recognized a gain on equity investments of $7.8 million, reflecting positive contribution from the company’s share of the MWSPC joint venture in Saudi Arabia during the second half of the year. Mosaic recognizes MWSPC contribution on a one quarter lag to the venture's quarterly results.
The reported effective tax rate for 2021 was 26.9 percent, and 25.1 percent excluding discrete items. Discrete items included true-up of estimates primarily related to our U.S. tax return, changes in non-U.S. reserves, and the net tax benefits related to the Esterhazy mine closure costs. The effective rate, excluding discrete items, was driven by the mix of earnings across jurisdictions and benefits related to non-U.S. tax incentives. Cash taxes paid in 2021 were $209 million.
In 2021, net cash provided by operating activities was $2.2 billion and capital expenditures were $1.3 billion
2022 Market Outlook
Strong agricultural commodity pricing trends are expected to continue driving demand for fertilizers through 2022. Global demand for grain and oilseeds remain high while stock-to-use ratios are at the lowest point in more than a decade. Food security concerns, rising biofuel consumption, and textiles are driving demand for corn, soybeans, wheat, rice, coffee, palm oil, cotton and other agricultural commodities. As a result, strong global fertilizer demand in 2022 is expected as growers seek to maximize yields.
Grower profitability has receded from 2021's record levels, but farm economics in most global growing regions remain constructive. In North America, Brazil, and China, domestic crop prices continue to justify nutrient application. In India, the government recently announced this year's initial fertilizer subsidy budget, which is 32% above last year's initial budget. Similar to last year, it is expected that the Indian government will adapt to global markets and adjust importer subsidies, which could drive this year's demand for fertilizer materially higher.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Phosphate demand is strong globally, while producer and channel inventories remain limited. China's domestic phosphate industry is undergoing significant change as production is diverted from export markets toward domestic industrial and agricultural demand, a secular trend that could outlast the current short-term export ban.
In potash, the market is grappling with the impact of sanctions on Belarus. Belaruskali accounts for roughly 17 percent of global supply, and Lithuania's decision to block Belarusian shipments could have a significant impact on global supply. Debottlenecking in Canada and Russia should help to mitigate some of the impact, but logistical constraints will prevent producers from replacing all of the potential lost tonnage. Buyers in China and India have recognized the potential shortfall and committed to supply agreements with Canpotex at $590 per tonne for 2022. As a result, the potash market is expected to remain very tight in 2022.
For both potash and phosphates, supply chain constraints and impacts related to COVID are impacting the global market. In North America, illness-related labor shortages, rail and truck delays, and weather impacts are slowing delivery of inputs to facilities and product to end customers. In Brazil, road and port congestion is also slowing deliveries, though Mosaic continues to benefit from access to its own private ports, sufficient inventory volumes and in-country market positioning. These issues, combined with the current global supply and demand situation, point to tight markets for both phosphates and potash well into 2022.
2022 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2022:

Modeling Assumptions	Full Year 2022
Total Capital Expenditures	$1.1 billion
Depreciation, Depletion & Amortization	$810 - $830 million
Selling, General, and Administrative Expense	$380 - $400 million
Net Interest Expense	$150 - $160 million
Non-notable adjustments	$100 - $110 million
Effective tax rate	Mid 20’s %
Cash tax rate	Mid teens %
Sensitivities Table Using 2021 Cost Structure
The Company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.

Sensitivity	Full year adj. EBITDA impact(1)	2021 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $53 million (5)	$285
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $94 million	$564
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.39
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Wednesday, February 23, 2022, at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2021 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the Covid-19 pandemic, the potential drop in oil demand / production and its impact on the availability and price of sulfur and labor shortages; political and economic instability, civil unrest or armed conflict in countries in which we do business or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. The Company does not undertake any duty to publicly update any forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, non-GAAP adjusted EBITDA, and free cash flow, referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended March 31, 2020 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

For the three months ended December 31, 2021, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.19:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(44)	$11	$(0.09)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(18)	5	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(9)	3	(0.02)
Pre-acquisition reserve adjustment	Mosaic Fertilizantes	Other operating income (expense)	5	(2)	0.01
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	(2)	1	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(26)	(0.06)
ARO Adjustment	Phosphates	Other operating income (expense)	(5)	1	(0.01)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	23	(6)	0.04
Hurricane Ida recovery	Phosphates	Cost of goods sold/Other income (expense)	(9)	2	(0.02)
ARO Adjustment	Potash	Other operating income (expense)	(4)	1	(0.01)
Total Notable Items			$(63)	$(10)	$(0.19)
For the three months ended December 31, 2020, the Company reported the following notable items which, combined, positively impacted earnings per share by $1.60:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$110	$(26)	$0.22
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	39	(9)	0.08
Pre-acquisition contingencies	Mosaic Fertilizantes	Other operating income (expense)	8	(2)	0.02
Accelerated depreciation	Potash	Cost of goods sold	(16)	4	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(10)	2	(0.03)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(7)	2	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	580	1.52
ARO adjustment	Phosphates	Other operating income (expense)	(5)	1	(0.01)
Tax Rate Adjustment	Consolidated	(Provision for) benefit from income taxes	—	(59)	(0.15)
ARO Adjustment	Potash	Other operating income (expense)	(3)	1	(0.01)
Total Notable Items			$116	$494	$1.60

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Net sales	$3,841.0	$2,457.4	$12,357.4	$8,681.7
Cost of goods sold	2,692.4	2,046.0	9,157.1	7,616.8
Gross margin	1,148.6	411.4	3,200.3	1,064.9
Selling, general and administrative expenses	123.5	110.9	430.5	371.5
Impairment, restructuring and other expenses	—	—	158.1	—
Other operating expenses	55.4	5.7	143.2	280.5
Operating earnings (loss)	969.7	294.8	2,468.5	412.9
Interest expense, net	(39.0)	(47.2)	(169.1)	(180.6)
Foreign currency transaction (loss) gain	(43.7)	110.0	(78.5)	(64.3)
Other income	(1.1)	1.3	3.9	12.9
Earnings (loss) from consolidated companies before income taxes	885.9	358.9	2,224.8	180.9
Provision for (benefit from) income taxes	245.5	(480.9)	597.7	(578.5)
Earnings (loss) from consolidated companies	640.4	839.8	1,627.1	759.4
Equity in net earnings (loss) of nonconsolidated companies	21.0	(11.5)	7.8	(93.8)
Net earnings (loss) including noncontrolling interests	661.4	828.3	1,634.9	665.6
Less: Net earnings (loss) attributable to noncontrolling interests	(3.4)	0.4	4.3	(0.5)
Net earnings (loss) attributable to Mosaic	$664.8	$827.9	$1,630.6	$666.1
Diluted net earnings (loss) per share attributable to Mosaic	$1.76	$2.17	$4.27	$1.75
Diluted weighted average number of shares outstanding	377.5	382.3	381.6	381.3

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$769.5	$574.0
Receivables, net	1,531.9	881.1
Inventories	2,741.4	1,739.2
Other current assets	282.5	326.9
Total current assets	5,325.3	3,521.2
Property, plant and equipment, net	12,475.3	11,854.3
Investments in nonconsolidated companies	691.8	673.1
Goodwill	1,172.2	1,173.0
Deferred income taxes	997.1	1,179.4
Other assets	1,374.7	1,388.8
Total assets	$22,036.4	$19,789.8
Liabilities and Equity
Current liabilities:
Short-term debt	$302.8	$0.1
Current maturities of long-term debt	596.6	504.2
Structured accounts payable arrangements	743.7	640.0
Accounts payable	1,260.7	769.1
Accrued liabilities	1,883.6	1,233.1
Total current liabilities	4,787.4	3,146.5
Long-term debt, less current maturities	3,382.2	4,073.8
Deferred income taxes	1,016.2	1,060.8
Other noncurrent liabilities	2,102.1	1,753.5
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 390,815,099 shares issued and 368,732,231 shares outstanding as of December 31, 2021, 389,974,041 shares issued and 379,091,544 shares outstanding as of December 31, 2020	3.7	3.8
Capital in excess of par value	478.0	872.8
Retained earnings	12,014.2	10,511.0
Accumulated other comprehensive loss	(1,891.8)	(1,806.2)
Total Mosaic stockholders’ equity	10,604.1	9,581.4
Non-controlling interests	144.4	173.8
Total equity	10,748.5	9,755.2
Total liabilities and equity	$22,036.4	$19,789.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net cash provided by operating activities	$430.4	$238.4	$2,187.0	$1,582.6
Cash Flows from Investing Activities:
Capital expenditures	(362.8)	(384.8)	(1,288.6)	(1,170.6)
Purchases of available-for-sale securities - restricted	(110.3)	(119.5)	(433.6)	(618.7)
Proceeds from sale of available-for-sale securities - restricted	106.9	117.7	410.1	607.2
Proceeds from sale of assets	28.1	—	28.1	—
Acquisition, net of cash acquired	(24.1)	—	(24.1)	—
Purchases of held-to-maturity securities	—	(5.4)	(3.2)	(6.1)
Proceeds from sale of held-to-maturity securities	—	—	0.8	1.7
Other	(29.5)	(2.8)	(11.8)	(3.0)
Net cash used in investing activities	(391.7)	(394.8)	(1,322.3)	(1,189.5)
Cash Flows from Financing Activities:
Payments of short-term debt	(701.6)	(209.8)	(726.6)	(1,542.5)
Proceeds from issuance of short-term debt	1,004.3	3.8	1,029.3	1,521.1
Payments of structured accounts payable arrangements	(352.7)	(308.2)	(1,028.4)	(1,156.2)
Proceeds from structured accounts payable arrangements	360.0	316.4	1,122.7	1,037.4
Payments of long-term debt	(13.6)	(16.0)	(608.3)	(66.9)
Collections of transferred receivables	134.7	—	445.0	—
Payments of transferred receivables	(101.1)	—	(363.9)	—
Proceeds from issuance of long-term debt	—	—	—	4.7
Repurchases of stock	(390.9)	—	(410.9)	—
Cash dividends paid	(27.8)	(19.0)	(103.7)	(75.8)
Dividends paid to non-controlling interest	(11.8)	(0.1)	(31.3)	(0.6)
Other	(2.9)	—	(6.0)	(5.0)
Net cash used in financing activities	(103.4)	(232.9)	(682.1)	(283.8)
Effect of exchange rate changes on cash	(7.7)	38.6	9.3	(47.2)
Net change in cash, cash equivalents and restricted cash	(72.4)	(350.7)	191.9	62.1
Cash, cash equivalents and restricted cash—beginning of year	858.7	945.1	594.4	532.3
Cash, cash equivalents and restricted cash—end of year	$786.3	$594.4	$786.3	$594.4

	Years ended December 31,
	2021	2020

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$769.5	$574.0
Restricted cash in other current assets	8.3	8.1
Restricted cash in other assets	8.5	12.3
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$786.3	$594.4

Earnings Per Share Calculation

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020
Net earnings attributed to Mosaic	$664.8	$827.9	$1,630.6	$666.1
Basic weighted average number of shares outstanding	373.7	379.1	378.1	379.0
Dilutive impact of share-based awards	3.8	3.2	3.5	2.3
Diluted weighted average number of shares outstanding	377.5	382.3	381.6	381.3
Basic net earnings per share	$1.78	$2.18	$4.31	$1.76
Diluted net earnings per share	$1.76	$2.17	$4.27	$1.75

Notable items impact on earnings per share	$0.19	$(1.60)	$0.77	$(0.90)
Adjusted earnings per share	$1.95	$0.57	$5.04	$0.85

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended December 31,	Year ended December 31,
	2021	2021
Consolidated net earnings attributable to Mosaic	$665	$1,631
Less: Consolidated interest expense, net	(39)	(169)
Plus: Consolidated depreciation, depletion and amortization	214	813
Plus: Accretion expense	19	72
Plus: Share-based compensation expense	6	30
Plus: Consolidated provision for income taxes	245	598
Less: Equity in net earnings of nonconsolidated companies, net of dividends	20	8
Plus: Notable items not included above	59	280
Adjusted EBITDA	$1,227	$3,585

	Three months ended December 31,		Years ended December 31,
Potash Earnings (in millions)	2021	2020	2021	2020
Operating Earnings	$443	$95	$837	$402
Plus: Depreciation, Depletion and Amortization	$68	$72	$268	$280
Plus: Accretion Expense	$2	$2	$10	$8
Plus: Foreign Exchange Gain (Loss)	$3	$77	$8	$27
Plus: Other Income	$—	$—	$—	$4
Plus: Notable Items	$1	$(67)	$163	$1
Adjusted EBITDA	$517	$179	$1,286	$722

	Three months ended December 31,		Years ended December 31,
Phosphates Earnings (in millions)	2021	2020	2021	2020
Operating Earnings	$418	$134	$1,180	$(147)
Plus: Depreciation, Depletion and Amortization	$115	$107	$429	$442
Plus: Accretion Expense	$13	$12	$48	$48
Plus: Foreign Exchange Gain (Loss)	$(11)	$(1)	$9	$16
Plus: Other Income (Expense)	$—	$2	$8	$11
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	$(3)	$2	$6	$4
Plus: Notable Items	$33	$14	$61	$170
Adjusted EBITDA	$571	$266	$1,729	$536

	Three months ended December 31,		Years ended December 31,
Mosaic Fertilizantes (in millions)	2021	2020	2021	2020
Operating Earnings	$195	$97	$745	$347
Plus: Depreciation, Depletion and Amortization	$28	$25	$101	$105
Plus: Accretion Expense	$4	$3	$14	$12
Plus: Foreign Exchange Gain (Loss)	$(31)	$9	$(70)	$(102)
Plus: Other Income	$(1)	$(1)	$(6)	$(5)
Plus: Notable Items	$—	$1	$(1)	$2
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	$2	$(17)	$36	$118
Adjusted EBITDA	$197	$115	$821	$473

Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Years ended December 31,
Potash Earnings (in millions)	2021	2020	2021	2020
Gross Margin / tonne	$224	$45	$129	$50
Notable items in gross margin	—	6	5	8
Adjusted gross margin / tonne	$224	$51	$134	$58

	Three months ended December 31,		Years ended December 31,
Phosphates Earnings (in millions)	2021	2020	2021	2020
Gross Margin / tonne	$254	$73	$170	$15
Notable items in gross margin	5	—	3	1
Adjusted gross margin / tonne	$259	$73	$173	$16

	Three months ended December 31,		Years ended December 31,
Mosaic Fertilizantes Earnings (in millions)	2021	2020	2021	2020
Gross Margin / tonne	$95	$32	$83	$40
Notable items in gross margin	(10)	—	(2)	—
Adjusted gross margin / tonne	$85	$32	$81	$40